March 25, 2011
Medium-Term Notes, Series D
No. 2011-MTNDG0020
relating to Preliminary Pricing Supplement No. 2011-MTNDG0020 dated March 25, 2011 to Registration Statement Nos. 333-157386 and 333-157386-01
Filed pursuant to Rule 433

STRUCTURED INVESTMENTS
Opportunities in U.S. Equities
Jump Securities Based on the iShares® Dow Jones U.S. Real Estate Index Fund due October 29, 2012

The Jump Securities offer the opportunity for investors to earn a return based on the performance of the iShares® Dow Jones U.S. Real Estate Index Fund.  Unlike ordinary debt securities, the securities do not pay interest and do not guarantee the return of 100% of the principal at maturity. Instead, at maturity, you will receive a positive return on the securities equal to 18% to 22%, which we refer to as the upside payment, if the closing price of the underlying shares on the valuation date is, at all, above the initial share price. If, on the other hand, the closing price of the underlying shares on the valuation date is at or below the initial share price, you will receive for each $10 stated principal amount of securities that you hold, a payment that is equal to or less than the stated principal amount of $10 by an amount that is proportionate to any percentage decrease from the initial share price. This amount may be significantly less than the stated principal amount of the securities and may be zero. The securities are a series of unsecured securities issued by Citigroup Funding Inc. Any payments due on the securities are fully and unconditionally guaranteed by Citigroup Inc., Citigroup Funding’s parent company. All payments on the securities are subject to the credit risk of Citigroup Inc.

SUMMARY TERMS
Issuer:	Citigroup Funding Inc.
Guarantee:
Any payments due on the securities are fully and unconditionally guaranteed by Citigroup Inc., Citigroup Funding’s parent company; however, because the securities are not principal protected, you may receive an amount at maturity that is substantially less than the stated principal amount of your initial investment and could be zero.

Aggregate principal amount:	$
Stated principal amount:	$10 per security
Issue price:	$10 per security (see “Underwriting fee and issue price” below)
Pricing date:	April , 2011 (expected to price on or about April 25, 2011)
Original issue date:	April , 2011 (three business days after the pricing date)
Maturity date:	October 29, 2012
Underlying shares:	Shares of the iShares® Dow Jones U.S. Real Estate Index Fund (NYSE Arca Symbol: “IYR”)
Payment at maturity:
If the final share price is greater than the initial share price,
$10 + upside payment
If the final share price is less than or equal to the initial share price,
$10 x share performance factor
This amount will be less than or equal to the stated principal amount of $10.

Upside payment:
$1.80 to $2.20 per security (18% to 22% of the stated principal amount), to be determined on the pricing date.  Accordingly, even if the final share price is significantly greater than the initial share price, your payment at maturity will not exceed $11.80 to $12.20 per security.

Initial share price:	The closing price of one underlying share on the pricing date.
Final share price:	The closing price of one underlying share on the valuation date.
Valuation date:	October 24, 2012, subject to postponement for non-trading days and certain market disruption events.
Share performance factor:	final share price / initial share price
CUSIP:	17316G164
ISIN:	US17316G1647
Listing:	The securities will not be listed on any securities exchange.
Underwriter:	Citigroup Global Markets Inc., an affiliate of the issuer. See “Supplemental information regarding plan of distribution; conflicts of interest” in this offering summary.
Underwriting fee and issue price:	Price to Public(1)	Underwriting Fee(1)(2)	Proceeds to Issuer(3)
Per Security	$10.00	$0.20	$9.80
Total	$	$	$
(1) The actual public offering price, underwriting fee and related selling concession for a particular investor may be reduced for volume purchase discounts depending on the aggregate amount of securities purchased by that investor. The lowest price payable by an investor is $9.9250 per security. You should refer to “Fees and selling concessions” and “Syndicate information” for more information.
(2) Citigroup Global Markets Inc., an affiliate of Citigroup Funding and the underwriter of the sale of the securities, will receive an underwriting fee of up to $0.20 for each security sold in this offering. The actual per security  underwriting fee will be equal to the selling concession provided to selected dealers, as described in the next sentence. Citigroup Global Markets will pay selected dealers affiliated with Citigroup Global Markets, including its affiliate Morgan Stanley Smith Barney LLC, and their financial advisors collectively a selling concession of $0.20, subject to reduction for volume purchase discounts, for each $10 security they sell, while selected dealers not affiliated with Citigroup Global Markets will receive a selling concession of up to $0.20, subject to reduction for volume purchase discounts, for each $10 security they sell. Additionally, it is possible that Citigroup Global Markets and its affiliates may profit from expected hedging activity related to this offering, even if the value of the securities declines. You should refer to “Risk Factors” and “Supplemental information regarding plan of distribution; conflicts of interest” in this offering summary for more information.
(3) The per security proceeds to Citigroup Funding indicated above represent the minimum per security proceeds to Citigroup Funding for any security, assuming the maximum per security underwriting fee of $0.20. As noted in footnote (2), the underwriting fee is variable.

You should read this document together with the preliminary pricing supplement, prospectus supplement and prospectus, each of which can be accessed via the hyperlinks below, before you decide to invest.

Preliminary Pricing Supplement filed on March 25, 2011:
http://sec.gov/Archives/edgar/data/831001/000095010311001136/dp21786_424b2-mtndg0020.htm
Prospectus and Prospectus Supplement filed on February 11, 2011:
http://www.sec.gov/Archives/edgar/data/831001/000095012311012878/x89392e424b2.htm

The securities are not bank deposits and are not insured or guaranteed by the Federal Deposit Insurance Corporation or any other governmental agency, nor are they obligations of, or guaranteed by, a bank.

Citigroup Funding Inc., the issuer, and Citigroup Inc., the guarantor, have filed a registration statement (including a preliminary pricing supplement, prospectus supplement and prospectus) with the Securities and Exchange Commission (“Commission”) for the offering to which this communication relates. Before you invest, you should read the preliminary pricing supplement, prospectus supplement and prospectus in that registration statement (File No. 333-157386) and the other documents Citigroup Funding and Citigroup Inc. have filed with the Commission for more complete information about Citigroup Funding Inc., Citigroup Inc. and this offering. You may get these documents for free by visiting EDGAR on the Commission’s website at www.sec.gov. Alternatively, you can request the preliminary pricing supplement and related prospectus supplement and prospectus by calling toll-free 1-877-858-5407.

Citigroup Funding Inc.

Jump Securities Based on the iShares® Dow Jones U.S. Real Estate Index Fund due October 29, 2012

Investment Overview
The Jump Securities

The Jump Securities Based on the iShares® Dow Jones U.S. Real Estate Index Fund due October 29, 2012 (the “securities”) can be used:

▪	As an alternative to direct exposure to the underlying shares that provides a fixed positive return if the underlying shares appreciate in value at all

▪
To enhance returns and outperform the underlying shares in scenarios in which the final share price increases from the initial share price by no more than 18% to 22% (to be determined on the pricing date)

The securities are exposed on a 1:1 basis to the negative performance of shares of the iShares® Dow Jones U.S. Real Estate Index Fund.

Maturity:	Approximately 18 months
Upside payment:	$1.80 to $2.20 (18% to 22% of the stated principal amount), to be determined on the pricing date
Principal protection:	None

iShares® Dow Jones U.S. Real Estate Index Fund Overview

The iShares® Dow Jones U.S. Real Estate Index Fund is an exchange-traded fund managed by iShares®, Inc. (“iShares”), a registered investment company, and seeks investment results that correspond generally to the price and yield performance, before fees and expenses, of the real estate sector of the U.S. equity market, as represented by the Dow Jones U.S. Real Estate Index.  The Dow Jones U.S. Real Estate Index attempts to measure the performance of the real estate sector of the United States equity market, including, primarily, real estate investment trusts (REITs) subsectors, and real estate holding and developing subsectors.  Information provided to or filed with the Commission by iShares® pursuant to the Securities Act of 1933 and the Investment Company Act of 1940 can be located by reference to Commission file numbers 333-92935 and 811-09729, respectively, through the Commission’s website at http://www.sec.gov.  In addition, information may be obtained from other sources including, but not limited to, press releases, newspaper articles and other publicly disseminated documents.  For additional information, please see “Information about the Underlying Shares” in these preliminary terms.

Information as of market close on March 24, 2011:

Bloomberg Ticker Symbol:	IYR UP
Current Share Price:	$58.23
52 Weeks Ago (on 3/25/2010):	50.38
52 Week High (on 2/28/2011):	60.58
52 Week Low (on 7/6/2010):	45.32

Underlying Shares Historical Performance – Daily Closing Prices January 3, 2006 to March 24, 2011

March 2011	Page 2

Citigroup Funding Inc.

Jump Securities Based on the iShares® Dow Jones U.S. Real Estate Index Fund due October 29, 2012

Key Investment Rationale

Investors will receive a positive return on the securities if the closing price of the underlying shares on the valuation date is above the initial share price.

Payment Scenario 1
The final share price is greater than the initial share price.  In this scenario, each security redeems for $11.80 to $12.20 per security (118% to 122% of the stated principal amount), to be determined on the pricing date.  Accordingly, even if the final share price is significantly greater than the initial share price, your payment at maturity will not exceed $11.80 to $12.20 per security, and your return may be less than if you invested in the underlying shares directly.

Payment Scenario 2
The final share price is less than or equal to the initial share price.  In this scenario, each security redeems for less than the stated principal amount of $10 by an amount proportionate to the decrease in the final share price from the initial share price.  There is no minimum payment at maturity.

Summary of Selected Key Risks (see page 9)

▪	No guaranteed return of principal.

▪	No interest payments.

▪	Appreciation potential is fixed and limited.

▪
The market price of the securities will be influenced by many unpredictable factors, including the trading price, volatility and dividend rates of the underlying shares and of the stocks underlying the Dow Jones U.S. Real Estate Index, and you may receive less, and possibly significantly less, than the stated principal amount per security if you try to sell your securities prior to maturity.

▪
The return on the securities (the effective yield to maturity) may be less than the amount that would be paid on a conventional fixed-rate debt security of ours (guaranteed by Citigroup Inc.) of comparable maturity.

▪
The securities are subject to the credit risk of Citigroup Inc., Citigroup Funding’s parent company and guarantor of any payments due on the securities, and any actual or anticipated changes to its credit ratings or credit spreads may adversely affect the market value of the securities.

▪	Investing in the securities exposes investors to risks that are especially significant in the real estate industry.

▪	Investing in the securities is not equivalent to investing in the underlying shares or the stocks underlying the Dow Jones U.S. Real Estate Index.

▪	Adjustments to the underlying shares or to the Dow Jones U.S. Real Estate Index could adversely affect the value of the securities.

▪	The iShares® Dow Jones U.S. Real Estate Index Fund and the Dow Jones U.S. Real Estate Index are different.

▪	The inclusion of underwriting fees and projected profit from hedging in the original issue price is likely to adversely affect secondary market prices.

▪	The anti-dilution adjustments do not cover every event that could affect the underlying shares.

▪	The securities will not be listed on any securities exchange and secondary trading may be limited.

▪	The calculation agent, which is an affiliate of the issuer, will make determinations with respect to the securities.

▪	Hedging and trading activity by the calculation agent and its affiliates could potentially affect the value of the securities.

▪	The U.S. federal income tax consequences of an investment in the securities are unclear.

March 2011	Page 3

Citigroup Funding Inc.

Jump Securities Based on the iShares® Dow Jones U.S. Real Estate Index Fund due October 29, 2012

Fact Sheet

The securities offered are senior unsecured obligations of Citigroup Funding, will pay no interest, do not guarantee any return of principal at maturity and have the terms described in the accompanying preliminary pricing supplement, the prospectus supplement and the prospectus.  At maturity, if the final share price is greater than the initial share price an investor will receive for each $10 stated principal amount of securities that the investor holds, the $10 stated principal amount and a fixed return equal to the upside payment.  However, if the final share price is less than or equal to the initial share price, the payment at maturity will be less than the stated principal amount of $10 by an amount that is proportionate to the percentage decrease of the final share price from the initial share price.  The securities are senior notes issued as part of Citigroup Funding’s Series D Medium-Term Senior Notes program.  Any payments due on the securities are fully and unconditionally guaranteed by Citigroup Inc., Citigroup Funding’s parent company. All payments on the securities are subject to the credit risk of Citigroup Inc.

Expected Key Dates
Pricing Date:	Original Issue Date (Settlement Date):	Maturity Date:
April , 2011 (expected to price on or about April 25, 2011)	April , 2011 (three business days after the pricing date)	October 29, 2012
Key Terms
Issuer:	Citigroup Funding Inc.
Guarantee:
Any payments due on the securities are fully and unconditionally guaranteed by Citigroup Inc., Citigroup Funding’s parent company; however, because the securities are not principal protected, you may receive an amount at maturity that is substantially less than the stated principal amount of your initial investment and could be zero.

Underlying shares:	Shares of the iShares® Dow Jones U.S. Real Estate Index Fund (NYSE Arca Symbol: "IYR")
Aggregate principal amount:	$
Issue price:	$10 per security
Stated principal amount:	$10 per security
Denominations:	$10 per security and integral multiples thereof
Interest:	None
Payment at maturity:
If the final share price is greater than the initial share price,
$10 + upside payment
If the final share price is less than or equal to the initial share price,
$10 x share performance factor
This amount will be less than or equal to the stated principal amount of $10.

Upside payment:
$1.80 to $2.20 per security (18% to 22% of the stated principal amount), to be determined on the pricing date.  Accordingly, even if the final share price is significantly greater than the initial share price, your payment at maturity will not exceed $11.80 to $12.20 per security.

Initial share price:	The closing price of one underlying share on the pricing date.
Final share price:	The closing price of one underlying share on the valuation date.
Valuation date:	October 24, 2012, subject to postponement for non-trading days and certain market disruption events.
Share performance factor:	(final share price / initial share price)
Risk factors:	Please see “Risk Factors” beginning on page 9.
Clearing and settlement:	DTC

March 2011	Page 4

Citigroup Funding Inc.

Jump Securities Based on the iShares® Dow Jones U.S. Real Estate Index Fund due October 29, 2012

General Information
Listing:	The securities will not be listed on any securities exchange.
CUSIP:	17316G164
ISIN:	US17316G1647
Tax considerations:
Prospective investors should note that the discussion under “Certain United States Federal Income Tax Considerations” in the accompanying prospectus supplement does not apply to the securities offered under the accompanying preliminary pricing supplement and is superseded by the following discussion.

Each holder, by purchasing a security, agrees to treat it as a prepaid forward contract for U.S. federal income tax purposes.  There is uncertainty regarding this treatment, and the Internal Revenue Service (the “IRS”) or a court might not agree with it.

Assuming this treatment of the securities is respected and subject to the discussion in “Description of Securities—Certain United States Federal Tax Considerations” in the accompanying preliminary pricing supplement, the following U.S. federal income tax consequences should result under current law:

▪ A U.S. Holder should not be required to recognize taxable income over the term of the securities prior to maturity, other than pursuant to a sale or exchange.

▪
Upon sale, exchange or settlement of the securities at maturity, a U.S. Holder should recognize capital gain or loss equal to the difference between the amount realized and the U.S. Holder’s tax basis in the securities.  Such gain or loss should be long-term capital gain or loss if the investor has held the securities for more than one year.

Under current law, Non-U.S. Holders generally will not be subject to U.S. federal income or withholding tax with respect to amounts received on the sale, exchange or retirement of their securities.  Special rules apply to Non-U.S. Holders who are present in the United States for 183 days or more in a taxable year or whose gain on their securities is effectively connected with the conduct of a U.S. trade or business.

In 2007, the Treasury Department and the IRS released a notice requesting comments on the U.S. federal income tax treatment of “prepaid forward contracts” and similar instruments, which may include the securities.  The notice focuses in particular on whether to require holders of these instruments to accrue income over the term of their investment.  It also asks for comments on a number of related topics, including the character of income or loss with respect to these instruments; the relevance of factors such as the exchange-traded status of the instruments and the nature of the underlying property to which the instruments are linked; the degree, if any, to which income (including any mandated accruals) realized by non-U.S. investors should be subject to withholding tax; and whether these instruments are or should be subject to the “constructive ownership” regime, which very generally can operate to recharacterize certain long-term capital gain as ordinary income that is subject to an interest charge.  While the notice requests comments on appropriate transition rules and effective dates, any Treasury regulations or other guidance promulgated after consideration of these issues could materially and adversely affect the tax consequences of an investment in the securities, possibly with retroactive effect.

Both U.S. and non-U.S. persons considering an investment in the securities should read the discussion under “Description of Securities—Certain United States Federal Tax Considerations” in the accompanying preliminary pricing supplement and consult their tax advisers regarding all aspects of the U.S. federal income tax consequences of an investment in the securities, including possible alternative treatments, the issues presented by the 2007 notice, and any tax consequences arising under the laws of any state, local or foreign taxing jurisdiction.

Trustee:	The Bank of New York Mellon (as successor trustee under an indenture dated June 1, 2005)
Calculation agent:	Citigroup Global Markets Inc.
Use of proceeds and hedging:
The net proceeds we receive from the sale of the securities will be used for general corporate purposes and, in part, in connection with hedging our obligations under the securities through one or more of our affiliates.

On or prior to the pricing date, we, through our affiliates or others, will hedge our anticipated exposure in connection with the securities by taking positions in the underlying shares and in futures and options contracts on the underlying shares and any other securities or instruments that we may wish to use in connection with such hedging. Such purchase activity could increase the price of the underlying shares, and, accordingly, potentially increase the initial share price, and, therefore, increase the price at which the underlying shares must close on the valuation date before investors would receive at maturity a payment that exceeds the stated principal amount of the securities.  For further information on our use of proceeds and hedging, see “Use of Proceeds and Hedging” in the accompanying preliminary pricing supplement.

ERISA and IRA considerations:	Employee benefit plans subject to ERISA, entities the assets of which are deemed to constitute the

March 2011	Page 5

Citigroup Funding Inc.

Jump Securities Based on the iShares® Dow Jones U.S. Real Estate Index Fund due October 29, 2012

assets of such plans, governmental or other plans subject to laws substantially similar to ERISA and retirement accounts (including Keogh, SEP and SIMPLE plans, individual retirement accounts and individual retirement annuities) are permitted to purchase the securities as long as either (A) (1) no Citigroup Global Markets affiliate or employee is a fiduciary to such plan or retirement account that has or exercises any discretionary authority or control with respect to the assets of such plan or retirement account used to purchase the securities or renders investment advice with respect to those assets, and (2) such plan or retirement account is paying no more than adequate consideration for the securities or (B) its acquisition and holding of the securities is not prohibited by any such provisions or laws or is exempt from any such prohibition.

However, individual retirement accounts, individual retirement annuities and Keogh plans, as well as employee benefit plans that permit participants to direct the investment of their accounts, will not be permitted to purchase or hold the securities if the account, plan or annuity is for the benefit of an employee of Citigroup Global Markets or Morgan Stanley Smith Barney or a family member and the employee receives any compensation (such as, for example, an addition to bonus) based on the purchase of securities by the account, plan or annuity.

You should refer to the section “ERISA Matters” in the accompanying preliminary pricing supplement for more information.

Fees and selling concessions:
Citigroup Global Markets, an affiliate of Citigroup Funding and the underwriter of the sale of the securities, will receive an underwriting fee of up to $0.20 from Citigroup Funding for each security sold in this offering. The actual per security underwriting fee will be equal to the selling concession provided to selected dealers, as described in the next sentence. Citigroup Global Markets will pay selected dealers affiliated with Citigroup Global Markets, including its affiliate Morgan Stanley Smith Barney LLC, and their financial advisors collectively a selling concession of $0.20, subject to reduction for volume purchase discounts, for each $10 security they sell, while selected dealers not affiliated with Citigroup Global Markets will receive a selling concession of up to $0.20, subject to reduction for volume purchase discounts, for each $10 security they sell. See “Syndicate Information” below.

Additionally, it is possible that Citigroup Global Markets and its affiliates may profit from expected hedging activity related to this offering, even if the value of the securities declines. You should refer to “Risk Factors” below and “Risk Factors” and “Plan of Distribution; Conflicts of Interest” in the accompanying preliminary pricing supplement for more information.

Supplemental information regarding plan of distribution; conflicts of interest:
Citigroup Global Markets is an affiliate of Citigroup Funding.  Accordingly, the offering of the securities will conform with the requirements addressing conflicts of interest when distributing the securities of an affiliate set forth in Rule 5121 of the Conduct Rules of the Financial Industry Regulatory Authority, Inc. Client accounts over which Citigroup Inc., its subsidiaries or affiliates of its subsidiaries have investment discretion are not permitted to purchase the securities, either directly or indirectly, without prior written approval of the customer. See “Plan of Distribution; Conflicts of Interest” in the accompanying preliminary pricing supplement.

Contact:
Morgan Stanley Smith Barney clients may contact their local Morgan Stanley Smith Barney branch office or its principal executive offices at 1585 Broadway, New York, New York 10036 (telephone number (866) 477-4776).  All other clients may contact their local brokerage representative.  Third-party distributors may contact Citi Structured Investment Sales at (212) 723-7005.

Syndicate Information

The actual public offering price, the underwriting fee received by Citigroup Global Markets and the selling concession granted to selected dealers per security may be reduced for volume purchase discounts depending on the aggregate amount of securities purchased by a particular investor according to the following chart.

Syndicate Information

Aggregate Principal Amount of Securities for Any Single Investor	Price to Public per Security	Underwriting Fee per Security	Selling Concession per Security
< $1,000,000	$10.0000	up to $0.2000	up to $0.2000
≥ $1,000,000 and < $3,000,000	$9.9625	up to $0.1625	up to $0.1625
≥ $3,000,000 and < $5,000,000	$9.9438	up to $0.1438	up to $0.1438
≥ $5,000,000	$9.9250	up to $0.1250	up to $0.1250

Selling concessions allowed to dealers in connection with the offering may be reclaimed by the underwriter, if, within 30 days of the offering, the underwriter repurchases the securities distributed by such dealers.

This offering summary represents a summary of the terms and conditions of the securities. We encourage you to read the accompanying preliminary pricing supplement, prospectus supplement and prospectus related to this offering, which can be accessed via the hyperlinks on the front page of this document.

March 2011	Page 6

Citigroup Funding Inc.

Jump Securities Based on the iShares® Dow Jones U.S. Real Estate Index Fund due October 29, 2012

How the Jump Securities Work

Payoff Diagram

The payoff diagram below illustrates the payment at maturity on the securities for a range of hypothetical percentage changes in the closing price of the underlying shares.  The graph is based on the following terms:

Stated principal amount:	$10 per security
Hypothetical upside payment:	$2.00 (20% of the stated principal amount)
Minimum payment at maturity:	None
Principal protection:	None

Jump Securities Payoff Diagram

How it works

▪
Where the final share price is greater than the initial share price, the payment at maturity on the securities reflected in the graph above is greater than the $10 stated principal amount per security, but in all cases is equal to and will not exceed the $10 stated principal amount plus the hypothetical upside payment of $2.00 per security.  In the payoff diagram above, an investor will receive $12.00 per security, the stated principal amount plus the hypothetical upside payment, at any final share price greater than the initial share price.

▪
Where the final share price is less than or equal to the initial share price, the payment at maturity will be less than the stated principal amount of $10 by an amount that is proportionate to the percentage decrease from the initial share price. For example, if the final share price has decreased by 25% from the initial share price, the payment at maturity will be $7.50 per security (75% of the stated principal amount).  There is no minimum payment at maturity on the securities.

March 2011	Page 7

Citigroup Funding Inc.

Jump Securities Based on the iShares® Dow Jones U.S. Real Estate Index Fund due October 29, 2012

Payment at Maturity

At maturity, investors will receive for each $10 stated principal amount of securities that they hold an amount in cash based on the closing price of the underlying shares on the valuation date, determined as follows:

If the final share price is greater than the initial share price:

$10    +    Upside Payment

The upside payment will be $1.80 to $2.20 per security, to be determined on the pricing date.

If the final share price is less than or equal to the initial share price:

$10    ×   Share Performance Factor

Principal		Share Performance Factor

$10	×	final share price
initial share price

Because the share performance factor will be less than or equal to 1.0, this payment will be less than or equal to $10.
March 2011	Page 8

Citigroup Funding Inc.

Jump Securities Based on the iShares® Dow Jones U.S. Real Estate Index Fund due October 29, 2012

Risk Factors

The following is a non-exhaustive list of certain key risk factors for investors in the securities.  For further discussion of these and other risks, you should read the section entitled “Risk Factors” beginning on page PS-6 of the accompanying preliminary pricing supplement.  We also urge you to consult your investment, legal, tax, accounting and other advisers before you invest in the securities.

▪
The securities do not pay interest or guarantee return of principal.  The terms of the securities differ from those of ordinary debt securities in that the securities do not pay interest and do not guarantee the return of any of the stated principal amount at maturity.  If the final share price is less than the initial share price, the payout at maturity will be an amount in cash that is less than the $10 stated principal amount of each security by an amount proportionate to the decrease in the closing price of the underlying shares. There is no minimum payment at maturity on the securities, and, accordingly, you could lose your entire investment.  See “How the Jump Securities Work” on page 7 above.

▪
The appreciation potential of the securities is fixed and limited.  The appreciation potential of the securities is limited to the fixed upside payment of $1.80 to $2.20 per security (18% to 22% of the stated principal amount), even if the final share price is significantly greater than the initial share price.  The actual upside payment will be determined on the pricing date.  See “How the Jump Securities Work” on page 7 above.

▪
The market price of the securities will be influenced by many unpredictable factors.  Several factors will influence the value of the securities in the secondary market and the price at which Citigroup Global Markets may be willing to purchase or sell the securities in the secondary market.  We expect that generally the closing price of the underlying shares on any day will affect the value of the securities more than any other single factor.  However, because the payout on the securities is not directly correlated to the closing price of the underlying shares, the securities will trade differently from the underlying shares.  Other factors that may influence the value of the securities include:

o	the trading price and volatility (frequency and magnitude of changes in value) of the underlying shares;

o	dividend rates on the underlying shares and on the stocks composing the Dow Jones U.S. Real Estate Index;

o	interest and yield rates in the market;

o	time remaining until the securities mature;

o
geopolitical conditions and economic, financial, political, regulatory or judicial events that affect the underlying shares, the real estate market or equities markets generally and that may affect the final share price;

o	the occurrence of certain events affecting the underlying shares that may or may not require an anti-dilution adjustment; and

o	any actual or anticipated changes in the credit ratings or credit spreads of Citigroup Inc.

The price of the underlying shares may be, and has recently been, extremely volatile, and we can give you no assurance that the volatility will lessen.  See “Historical Information” on page 14.  You may receive less, and possibly significantly less, than the stated principal amount per security if you try to sell your securities prior to maturity.

▪
Potential for a lower comparable yield. The securities do not pay any periodic interest. As a result, if the final share price does not increase from the initial share price, the effective yield on the securities will be less than that which would be payable on a conventional fixed-rate debt security of Citigroup Funding of comparable maturity.

▪
The securities are subject to the credit risk of Citigroup Inc., the guarantor of any payments due on the securities, and any actual or anticipated changes to its credit ratings or credit spreads may adversely affect the market value of the securities.  Investors are dependent on the ability of Citigroup Inc., Citigroup Funding’s parent company and the guarantor of any payments due on the securities, to pay all amounts due on the securities at maturity, and, therefore, investors are subject to the credit risk of Citigroup Inc. and to changes in the market’s view of Citigroup Inc.’s creditworthiness.  The securities are not guaranteed by any other entity. If Citigroup Inc. defaults on its obligations under the securities, your investment would be at risk and you could lose some or all of your investment. Any actual or anticipated decline in Citigroup Inc.’s credit ratings or actual or anticipated increase in the credit spreads charged by the market for taking Citigroup Inc.’s credit risk is likely to adversely affect the market value of the securities.

▪
Investing in the securities exposes investors to risks that are especially significant in the real estate industry.  The securities are subject to certain risks applicable to the real estate industry.  The iShares® Dow Jones U.S. Real

March 2011	Page 9

Citigroup Funding Inc.

Jump Securities Based on the iShares® Dow Jones U.S. Real Estate Index Fund due October 29, 2012

Estate Index Fund invests in companies that invest in real estate, primarily REITs or real estate holding companies, which exposes the securities to the risks of owning real estate directly as well as to risks that relate specifically to the way in which real estate companies are organized and operated.  Real estate is highly sensitive to general and local economic conditions and developments and is characterized by intense competition and periodic overbuilding.  The U.S. real estate market has recently suffered a period of extraordinary declines, and we can give you no assurance that such declines will not continue or worsen.  Specific risks especially relevant to investment in the real estate industry include:  interest rate risk, leverage risk, property risk, management risk, liquidity risk, concentration risk, U.S. tax risk and regulatory risk.  Any of these risks could adversely impact the value of the securities.

▪
Investing in the securities is not equivalent to investing in the underlying shares or the stocks underlying the Dow Jones U.S. Real Estate Index.  Investing in the securities is not equivalent to investing in the underlying shares or the stocks (primarily REITs) that constitute the Dow Jones U.S. Real Estate Index. Investors in the securities will not have voting rights or rights to receive dividends or other distributions or any other rights with respect to the underlying shares or the stocks that constitute the Dow Jones U.S. Real Estate Index.

▪
Adjustments to the underlying shares or to the Dow Jones U.S. Real Estate Index could adversely affect the value of the securities.  The investment adviser to the iShares® Dow Jones U.S. Real Estate Index Fund, BlackRock Fund Advisors (the “Investment Adviser”), seeks investment results that correspond generally to the price and yield performance, before fees and expenses, of the Dow Jones U.S. Real Estate Index.  Pursuant to its investment strategy or otherwise, the Investment Advisor may add, delete or substitute the stocks composing the iShares® Dow Jones U.S. Real Estate Index Fund.  Any of these actions could adversely affect the price of the underlying shares and, consequently, the value of the securities.  Dow Jones & Company, Inc. (“Dow Jones”) is responsible for calculating and maintaining the Dow Jones U.S. Real Estate Index.  Dow Jones may add, delete or substitute the stocks constituting the Dow Jones U.S. Real Estate Index or make other methodological changes that could change the value of the Dow Jones U.S. Real Estate Index.  Dow Jones may discontinue or suspend calculation or publication of the Dow Jones U.S. Real Estate Index at any time.  In these circumstances, the calculation agent will have the sole discretion to substitute a successor index that is comparable to the discontinued Dow Jones U.S. Real Estate Index and is not precluded from considering indices that are calculated and published by the calculation agent or any of its affiliates.

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The iShares® Dow Jones U.S. Real Estate Index Fund and the Dow Jones U.S. Real Estate Index are different.  The performance of the underlying shares may not exactly replicate the performance of the Dow Jones U.S. Real Estate Index because the iShares® Dow Jones U.S. Real Estate Index Fund will reflect transaction costs and fees that are not included in the calculation of the Dow Jones U.S. Real Estate Index.  It is also possible that the iShares® Dow Jones U.S. Real Estate Index Fund may not fully replicate or may in certain circumstances diverge significantly from the performance of the Dow Jones U.S. Real Estate Index due to the temporary unavailability of certain securities in the secondary market, the performance of any derivative instruments contained in this fund, differences in trading hours between the iShares® Dow Jones U.S. Real Estate Index Fund and the Dow Jones U.S. Real Estate Index or due to other circumstances.  The Investment Adviser may invest up to 10% of the iShares® Dow Jones U.S. Real Estate Index Fund’s assets in securities not included in the Dow Jones U.S. Real Estate Index, and in futures contracts, options on futures contracts, options and swaps as well as cash and cash equivalents, including shares of other iShares® funds.

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The anti-dilution adjustments do not cover every event that could affect the underlying shares.  Citigroup Global Markets, as calculation agent, will adjust the amount payable at maturity for certain events affecting the underlying shares.  However, the calculation agent will not make an adjustment for every event that could affect the underlying shares.  If an event occurs that does not require the calculation agent to adjust the amount payable at maturity, the market price of the securities may be materially and adversely affected.

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The inclusion of underwriting fees and projected profit from hedging in the original issue price is likely to adversely affect secondary market prices. Assuming no change in market conditions or any other relevant factors, the price, if any, at which Citigroup Global Markets is willing to purchase the securities in secondary market transactions will likely be lower than the original issue price, since the original issue price will include, and secondary market prices are likely to exclude, underwriting fees paid with respect to the securities, as well as the cost of hedging our obligations under the securities. The cost of hedging includes the projected profit that our affiliates may realize in consideration for assuming the risks inherent in managing the hedging transactions. In addition, any secondary market prices may differ from values determined by pricing models used by Citigroup Global Markets, as a result of dealer discounts, mark-ups or other transaction costs.

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The securities will not be listed on any securities exchange and secondary trading may be limited.  The securities will not be listed on any securities exchange. Therefore, there may be little or no secondary market for the securities. Citigroup Global Markets may, but is not obligated to, make a market in the securities. Even if there is a secondary market, it may not provide enough liquidity to allow you to trade or sell the securities easily. Because we do not expect that other broker-dealers will participate significantly in the secondary market for the securities, the price at which you may be able to trade your securities is likely to depend on the price, if any, at which Citigroup Global Markets is willing to transact. If, at any time, Citigroup Global Markets were not to make a market in the securities, it is likely that there would be no secondary market for the securities. Accordingly, you should be willing to hold your securities to maturity.

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The calculation agent, which is an affiliate of ours, will make determinations with respect to the securities.  Citigroup Global Markets, the calculation agent, is an affiliate of ours. As calculation agent, Citigroup Global Markets will determine the initial share price, the final share price and the share performance factor and will calculate the amount of cash, if any, you receive at maturity. Determinations made by Citigroup Global Markets, in its capacity as calculation agent, including with respect to the occurrence or non-occurrence of market disruption events or calculation of the final share price in the event of a market disruption event, may affect the payout to you at maturity.

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Hedging and trading activity by the calculation agent and its affiliates could potentially affect the value of the securities. Citigroup Global Markets and other affiliates of ours will carry out hedging activities related to the securities (and to other instruments linked to the underlying shares and the Dow Jones U.S. Real Estate Index), including trading in futures contracts on the underlying shares and the stocks composing the Dow Jones U.S. Real Estate Index as well as in other instruments, such as options and/or swaps related to the underlying shares or the Dow Jones U.S. Real Estate Index. Our affiliates also trade in the underlying shares and other financial instruments related to the underlying shares and the Dow Jones Real Estate Index on a regular basis as part of their general commodity trading, proprietary trading and other businesses. Any of these hedging or trading activities on or prior to the pricing date could potentially increase the initial share price and, as a result, could increase the price at which the underlying shares must close on the valuation date before you receive a payment at maturity that exceeds the issue price of the securities. Additionally, such hedging or trading activities during the term of the securities, including on the valuation date, could adversely affect the closing price of the underlying shares on the valuation date and, accordingly, the amount of cash, if any, an investor will receive at maturity.

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The U.S. federal income tax consequences of an investment in the securities are unclear.  There is no direct legal authority regarding the proper U.S. federal income tax treatment of the securities, and we do not plan to request a ruling from the IRS.  Consequently, significant aspects of the tax treatment of the securities are uncertain, and the IRS or a court might not agree with the treatment of the securities as prepaid forward contracts.  If the IRS were successful in asserting an alternative treatment for the securities, the tax consequences of ownership and disposition of the securities might be affected materially and adversely.  As described above under “Tax considerations,” in 2007, Treasury and the IRS released a notice requesting comments on various issues regarding the U.S. federal income tax treatment of “prepaid forward contracts” and similar instruments, which may include the securities.  Any Treasury regulations or other guidance promulgated after consideration of these issues could materially and adversely affect the tax consequences of an investment in the securities, possibly with retroactive effect.  Both U.S. and non-U.S. persons considering an investment in the securities should review carefully the section of the accompanying preliminary pricing supplement entitled “Description of Securities—Certain United States Federal Tax Considerations” and consult their tax advisers regarding the U.S. federal income tax consequences of an investment in the securities (including possible alternative treatments and the issues presented by the 2007 notice), as well as tax consequences arising under the laws of any state, local or non-U.S. taxing jurisdiction.

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Information about the Underlying Shares

The iShares® Dow Jones U.S. Real Estate Index Fund

The iShares® Dow Jones U.S. Real Estate Index Fund is an exchange-traded fund managed by iShares®, a registered investment company.  iShares® consists of numerous separate investment portfolios, including the iShares® Dow Jones U.S. Real Estate Index Fund.  BlackRock Fund Advisors (“BFA”) is the investment adviser to the fund.  The fund seeks investment results that correspond generally to the price and yield performance, before fees and expenses, of the real estate sector of the U.S. equity market, as represented by the Dow Jones U.S. Real Estate Index.  The fund’s investment objective and the underlying index may be changed without shareholder approval.  Shares of the fund trade on NYSE Arca, Inc. under the ticker symbol IYR.  The fund is registered as part of the iShares® Trust, a registered investment company.  Information provided to or filed with the Commission by iShares® pursuant to the Securities Act of 1933 and the Investment Company Act of 1940 can be located by reference to Commission file numbers 333-92935 and 811-09729, respectively, through the Commission’s website at http://www.sec.gov.  In addition, information may be obtained from other sources including, but not limited to, press releases, newspaper articles and other publicly disseminated documents.  We make no representation or warranty as to the accuracy or completeness of such information.

This document relates only to the securities offered hereby and does not relate to the underlying shares.  We have derived all disclosures contained in this document regarding iShares® from the publicly available documents described in the preceding paragraph.  In connection with the offering of the securities, neither we nor the underwriter has participated in the preparation of such documents or made any due diligence inquiry with respect to iShares®.  Neither we nor the underwriter makes any representation that such publicly available documents or any other publicly available information regarding iShares® is accurate or complete.  Furthermore, we cannot give any assurance that all events occurring prior to the date hereof (including events that would affect the accuracy or completeness of the publicly available documents described in the preceding paragraph) that would affect the trading price of the underlying shares (and therefore the price of the underlying shares at the time we price the securities) have been publicly disclosed.  Subsequent disclosure of any such events or the disclosure of or failure to disclose material future events concerning iShares® could affect the value received at maturity with respect to the securities and therefore the trading prices of the securities.

Neither we nor any of our affiliates makes any representation to you as to the performance of the underlying shares.

We and/or our affiliates may presently or from time to time engage in business with iShares®.  In the course of such business, we and/or our affiliates may acquire non-public information with respect to iShares®, and neither we nor any of our affiliates undertakes to disclose any such information to you.  In addition, one or more of our affiliates may publish research reports with respect to the underlying shares.  The statements in the preceding two sentences are not intended to affect the rights of investors in the securities under the securities laws.  As a purchaser of the securities, you should undertake an independent investigation of iShares® as in your judgment is appropriate to make an informed decision with respect to an investment in the underlying shares.

iShares® is a registered trademark of BlackRock Institutional Trust Company, N.A. (“BTC”). The securities are not sponsored, endorsed, sold, or promoted by BTC. BTC makes no representations or warranties to the owners of the securities or any member of the public regarding the advisability of investing in the securities. BTC has no obligation or liability in connection with the operation, marketing, trading or sale of the securities.

The Dow Jones U.S. Real Estate Index

The Dow Jones U.S. Real Estate Index attempts to measure the performance of the real estate sector of the United States equity market and primarily includes companies in the real estate investment trusts (“REITs”) industry, as well as companies in the real estate holding and development industry.  REITs are passive investment vehicles that invest primarily in income-producing real estate or real estate related loans and interests.  The Dow Jones U.S. Real Estate Index is sponsored by Dow Jones, an organization independent of the iShares® Dow Jones U.S. Real Estate Index Fund and BFA.  Dow Jones determines the relative weightings of the securities in the Dow Jones U.S. Real Estate Index and publishes information regarding the market value of the Dow Jones U.S. Real Estate Index.

The Dow Jones U.S. Real Estate Index is one of the 19 supersector indices that make up the Dow Jones U.S. IndexSM (formerly known as the Dow Jones U.S. Total Market IndexSM). The Dow Jones U.S. IndexSM is part of the Dow Jones World IndexSM. It is a market capitalization-weighted index in which only the shares of each company that are readily available to investors — the “float” — are counted.

Methodology of the Dow Jones U.S. Real Estate Index

Index component candidates must be common shares or other securities that have the characteristics of common equities. All classes of common shares, both fully and partially paid, are eligible. Fixed-dividend shares and securities such as convertible notes, warrants, rights, mutual funds, unit investment trusts, closed-end fund shares, and shares in limited partnerships are not

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eligible. Temporary issues arising from corporate actions, such as “when-issued” shares, are considered on a case-by-case basis when necessary to maintain continuity in a company's index membership. REITs also are eligible. Multiple classes of shares are included if each issue, on its own merit, meets the other eligibility criteria. Securities that have had more than ten nontrading days during the past quarter are excluded. Stocks in the top 95% of the index universe by free-float market capitalization are selected as components of the Dow Jones U.S. IndexSM, skipping stocks that fall within the bottom 1% of the universe by free-float market capitalization and within the bottom .01% of the universe by turnover.  To be included in the Dow Jones U.S. Real Estate Index, the issuer of the component securities must be classified in the Real Estate Sector of industry classifications as maintained by the Industry Classification Benchmark (“ICB”).

The Dow Jones U.S. Real Estate Index is reviewed by Dow Jones on a quarterly basis. Shares outstanding totals for component stocks are updated during the quarterly review. However, if the number of outstanding shares for an index component changes by more than 10% due to a corporate action, the shares total will be adjusted immediately after the close of trading on the date of the event. Whenever possible, Dow Jones will announce the change at least two business days prior to its implementation. Changes in shares outstanding due to stock dividends, splits and other corporate actions also are adjusted immediately after the close of trading on the day they become effective. Quarterly reviews are implemented during March, June, September and December. Both component changes and share changes become effective at the opening on the first Monday after the third Friday of the review month. Changes to the Dow Jones U.S. Real Estate Index are implemented after the official closing values have been established. All adjustments are made before the start of the next trading day. Constituent changes that result from the periodic review will be announced at least two business days prior to the implementation date.

In addition to the scheduled quarterly review, the Dow Jones U.S. Real Estate Index is reviewed on an ongoing basis. Changes in index composition and related weight adjustments are necessary whenever there are extraordinary events such as delistings, bankruptcies, mergers or takeovers involving index components. In these cases, each event will be taken into account as soon as it is effective. Whenever possible, the changes in the index components will be announced at least two business days prior to their implementation date. In the event that a component no longer meets the eligibility requirements, it will be removed from the index.

Background on the ICB

ICB, a joint classification system launched by FTSE Group and Dow Jones Indexes, offers broad, global coverage of companies and securities and classifies them based on revenue, not earnings. ICB classifies the component stocks into groups of 10 industries, 19 supersectors, 41 sectors and 114 subsectors. The Real Estate Sector is composed of two subsectors. The Real Estate Investment and Services subsector consists of companies that invest directly or indirectly in real estate through development, management or ownership, including property agencies, and that provide services to real estate companies. This subsector excludes REITs and similar entities. The Real Estate Investment Trusts subsector consists of real estate investment trusts or corporations and listed property trusts.

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Historical Information

The following table sets forth the published high and low closing prices, as well as the end-of-quarter closing prices, for each quarter in the period from January 3, 2006 through March 24, 2011.  The closing price of the underlying shares on March 24, 2011 was $58.23.  We obtained the information below from Bloomberg Financial Markets, without independent verification.  You should not take historical prices of the underlying shares as an indication of future performance, and no assurance can be given as to the closing price of the underlying shares on the valuation date.

iShares® Dow Jones U.S. Real Estate Index Fund (CUSIP 464287739)	High	Low	Period End
2006
First Quarter	$73.7998	$64.6609	$72.7500
Second Quarter	71.4633	66.6034	70.7215
Third Quarter	77.5655	70.7513	76.6502
Fourth Quarter	86.2899	76.5509	83.7100
2007
First Quarter	94.7100	82.3400	85.2700
Second Quarter	87.7700	76.8600	77.2000
Third Quarter	80.2500	67.7900	76.5700
Fourth Quarter	80.8500	65.0000	65.7000
2008
First Quarter	68.2200	59.0200	65.1000
Second Quarter	71.6500	60.9500	60.9500
Third Quarter	67.2000	56.3400	61.9500
Fourth Quarter	61.1700	25.4000	37.2300
2009
First Quarter	37.2600	22.2100	25.4600
Second Quarter	35.5500	25.3000	32.3400
Third Quarter	45.0400	29.8800	42.6600
Fourth Quarter	47.4400	39.6300	45.9200
2010
First Quarter	50.8300	42.4500	49.7800
Second Quarter	54.6600	46.9500	47.2100
Third Quarter	55.2100	45.3200	52.8800
Fourth Quarter	57.6200	52.7100	55.9600
2011
First Quarter (through March 24, 2011)	60.5800	55.5900	58.23

© 2011 Citigroup Global Markets Inc. All rights reserved. Citi and Citi and Arc Design are trademarks and service marks of Citigroup Inc. or its affiliates and are used and registered throughout the world.

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